Exhibit 10.05

EMPLOYMENT AGREEMENT

For

JOHN C. DONLEVIE

THIS EMPLOYMENT AGREEMENT (this “Agreement”), made as of the 1st day of November, 2012, is by and between Entercom Communications Corp. a Pennsylvania corporation (hereinafter “Company”) and John C. Donlevie (hereinafter “Employee”).

WHEREAS, Employee has served as Executive Vice President and General Counsel of the Company for many years, and has expressed a desire to develop a plan to shift over time Employee’s duties to others with a reducing workload and leading to his retirement; and

WHEREAS, the Company desires to retain Employee during such period, as described herein, and Company and Employee have agreed on a plan that leads to Employee’s retirement in January 2015; and

WHEREAS, the parties desire to set forth the terms which have been agreed upon for Employee to provide the services specified hereunder.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Resignation as General Counsel. The Company and Employee agree and acknowledge that effective as of the close of business on December 31, 2012 Employee will resign as General Counsel of the Company.

2. Duties. The Company and Employee agree and acknowledge that effective as of January 1, 2013, Employee agrees to continue to serve, on a full-time employment basis, as Executive Vice President of the Company. In connection therewith, the Employee agrees to perform such services as assigned from time to time by the CEO of the Company. The parties anticipate that, while Employee will remain a full time employee through the end of the term of this Agreement, Employee’s scheduled work hours in the office will decline over the Term as others are assigned to take over specific duties previously performed by Employee. When not in the office Employee shall remain on-call for offsite work and consultation. Within that framework it is anticipated that:

a. Through June 30, 2013 Employee will continue to perform duties similar to those he has performed in the past with the exception of serving as General Counsel. During this period Employee will serve as a consultant to the new General Counsel aiding in the transition. Other duties are anticipated to continue to include, but to a lesser degree, providing legal advice and counseling, government relations, risk management and assistance with human resources issues and engineering/capital projects. In addition, during this period Employee will continue to serve at the pleasure of the Board of Directors as Secretary of the Company.

b. From July 1, 2013 to December 31, 2013 Employee’s regular duties will be reduced as specific functions are transferred to others. The duties during this period are anticipated to include risk management, government affairs, assistance with human resources issues and engineering/capital projects as well as continued legal work, as need in the Legal Department arises. In addition, Employee will work on special projects on an as needed basis. During this period Employee may continue to serve at the pleasure of the Board of Directors as Secretary of the Company but, in any event, will resign as Secretary on or before December 31, 2013.

c. From January 1, 2014 to January 15, 2015 it is anticipated that work in the office will be significantly reduced as most of Employee’s current duties will have been transferred to others. In addition to continuing to assist in the transition of these duties, Employee will be available for advice and assistance on an as needed basis to assist on special projects when the need arises.

3. Term. The Company agrees to employ Employee on the terms herein through January 15, 2015 (the “Term”) subject to the termination provisions of Section 5.

4. Compensation and Other Terms.

a. As compensation for Employee’s services hereunder, and for the other covenants and provisions of this Agreement:

i. Base Salary. For the period from January 1, 2013 to December 31, 2013 the Company shall pay to Employee a semi-monthly salary of $12,500.00 (annual rate of $300,000). For the period from January 1, 2014 to January 15, 2015 the Company shall pay to Employee a semi-monthly salary of $6,250.00 (annual rate of $150,000). Such amounts shall be subject to all payroll deductions or withholding authorized by Employee or required by federal, state or local laws or regulations.

ii. Incentive Compensation. For the calendar year 2012 Employee will be eligible for a normal discretionary performance bonus based on Employee’s arrangement prior to the start of this Agreement. For the calendar year 2013 Employee will be eligible for consideration of a bonus but the maximum potential for such bonus will be reflective of Employee’s reducing duties and role in the Company. The amount of the bonus, if any, will be determined in the discretion of the CEO of the Company (and to the extent required, the Compensation Committee of the Board of Directors) each year and will take into account Employee’s individual performance and the Company’s overall performance. Such amounts shall be subject to all payroll deductions or withholding authorized by Employee or required by federal, state or local laws or regulations. Employee must be employed through the applicable calendar year to be eligible for such bonus. In addition, Employee will be eligible for consideration for grants of awards under the Entercom Equity Compensation Plan but such awards, if any, will be reflective of Employee’s reducing duties and role in the Company.

b. Vacation and Benefits:

i. General. Employee shall be entitled to such vacation, leave and other benefits and shall be subject to such rules and regulations and disciplinary action as shall be in effect from time to time in accordance with Company policy as applied uniformly to full-time employees in general and to officers in particular. The Company reserves the right in its sole discretion to alter, amend, eliminate or discontinue at any time any such benefits, rules or regulations.

ii. Expenses. Employee will be reimbursed for Employee’s reasonable and necessary out of pocket expenses incurred in connection with the performance of Employee’s duties hereunder, including without limitation expenses relating to office phone, computer, fax, etc. Employee shall be required to submit expense forms and receipts for such reimbursements and shall, upon request, provide any requested additional documentation. Employee will be provided with a mobile phone (for business use only) or reimbursement for the business calls Employee makes on Employee’s personal mobile phone.

iii. Automobile. During the Term of this Agreement Employee shall be entitled to the continued use of the Company automobile currently assigned to him. Consistent with existing practice, Employee will be responsible for gas and Company will be responsible for insurance, repairs and maintenance on this vehicle. At the termination of this Agreement, the Company will transfer to Employee ownership and title to such automobile without charge to Employee. Such transfer shall be on an “as is” and without any warranty basis as to the condition of the vehicle. Employee shall be responsible for any sales or personal income tax obligation resulting from such transfer. After such transfer Employee will be solely responsible for all expenses relating to this vehicle.

c. Equity Compensation Awards: Any unvested awards of options or restricted stock/restricted stock units under the Entercom Equity Compensation Plan that Employee holds at the date of termination of this Agreement (whether presently existing or hereafter granted) which have not vested by that date, shall become fully vested effective as of the date of termination of this Agreement. In addition, any options to purchase Company stock issued under the Entercom Equity Compensation Plan that Employee holds as of the date of termination of this Agreement (whether presently existing or hereafter granted), shall be modified to provide that such options may be exercised for a period which is the shorter of (i) two years from and after the date of the termination of this Agreement or (ii) the period to the date of expiration of the term of such options.

d. Securities Trading Policy. Company and Employee agree that during the Term of this Agreement, Employee will be a “Covered Person” under the Company’s securities trading policy and will be subject to “blackout” periods or pre-trade authorizations.

e. No Company Severance. Employee agrees that Employee shall not be eligible to participate in the Company’s severance policy. To this end, the parties acknowledge that upon expiration of this Agreement there will be no severance payment.

5. Termination of Employment. This Agreement (but excluding the provisions in Sections 6 & 7 and any other provisions which by their terms continue after termination of employment) may be terminated in accordance with the following:

a. Termination Upon Death or Disability. This Agreement shall automatically terminate upon the death or Disability of Employee. However, in the event of Employee’s death or Disability during the Term, the remaining salary scheduled to be paid hereunder through January 15, 2015 shall be paid to Employee’s estate. For purposes of the foregoing, “Disability” shall mean any physical or mental disability or infirmity which, in the opinion of a competent physician selected by the Company and reasonably acceptable to Employee, renders Employee unable to perform his duties under this Agreement for more than sixty (60) days during any ninety (90) day period.

b. Termination For Cause / Upon Breach. This Agreement may be terminated by the Company at any time for “just cause” for termination of employment without further obligations on the Company hereunder; and

c. Termination On January 15, 2015. This Agreement shall automatically terminate, and Employee shall be deemed to have resigned on January 15, 2015.

6. Intellectual Property Rights. All copyright, trademark and/or other intellectual property rights of any kind developed during the Term hereof and relating to or useful in the Company’s business, to Employee’s duties, and/or to the Company’s operations shall be deemed a “work for hire” and shall be and remain the sole and exclusive property of the Company, and Employee shall, to the extent deemed necessary or desirable by the Company, cooperate and assist the Company in perfecting, filing and recording any such rights. Employee’s obligations under this Section shall survive the expiration or termination of this Agreement.

7. Confidential Information. Employee acknowledges that as an Executive Vice President of the Company he has received, and during the Term of this Agreement Employee will receive confidential and proprietary information which is are proprietary to the Company, including without limitation business plans, customer lists, pricing, programming techniques, financial information, technical information, sales strategies, methods and promotional programs and techniques, and other practices and procedures of the Company. Employee agrees that all such information is the sole and exclusive property of the Company, and that Employee will safeguard all such information and maintain it as secret and confidential and Employee further agrees that Employee will not at any time disclose such information to any third party without the express prior written consent of the Company. Employee’s obligations under this Section shall survive the expiration or termination of this Agreement.

8. Non-Waiver. The waiver by either party of any term or condition of this Agreement or of the breach thereof shall not be deemed to constitute the waiver of any other term or condition of this Agreement or of any subsequent breach of any term or condition hereof.

9. Assignment. This Agreement is personal to Employee and may not be assigned by Employee. The Company may not assign this agreement except that the Company may assign its rights and obligations hereunder to any purchaser of all or substantially all of the Company’s assets or to any successor by merger of the Company.

10. Fees and Costs. Should either party hereto be required to initiate judicial proceedings in order to enforce any of the terms and conditions of this Agreement, to compel the other party to perform any of the terms and conditions of this Agreement, to obtain a declaration of the rights, duties and obligations of the parties hereto pursuant to this Agreement, or to obtain damages or any other relief at law or in equity, the party prevailing in such litigation shall be entitled to receive, in addition to such relief as may be granted, a reasonable sum as and for attorney’s fees and court costs incurred in prosecuting such litigation, which fees and costs shall be determined and awarded by the court having jurisdiction of any action brought for the purpose of determining and collecting said attorney’s fees.

11. Company’s Obligation. Nothing herein shall be construed to require Company to utilize Employee’s services hereunder and Company’s obligation shall be deemed fully satisfied by payment of the compensation and other benefits provided herein during the Term hereof.

12. Choice of Law and Venue. Employee and the Company agree that terms of this Agreement shall be binding and shall be interpreted under and governed by laws of the Commonwealth of Pennsylvania, without regard to the choice of law provisions thereof. Employee and Company further agree that any action for breach hereof or to interpret or enforce this agreement may only be brought in the Court of Common Pleas of Montgomery County, PA or the U.S. District Court for the Eastern District of Pennsylvania and the parties consent to the exercise of jurisdiction by such courts for any such action.

13. Severability. If any clause or provision of this Agreement is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Agreement shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Agreement a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

14. Miscellaneous. This Agreement constitutes the entire agreement and understanding between the Employee and the Company concerning the Employee’s continued employment by the Company and his retirement and resignation. Effective January 1, 2013, this Agreement will supersede all prior understandings, representations or agreements (including without limitation the terms of a certain employment agreement dated December 23, 1998, as amended), whether oral or written, concerning this Agreement and Employee’s employment by the Company. This Agreement may not be modified or amended except by a written instrument duly executed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By:	/s/ John C. Donlevie
John C. Donlevie

Date:	November 1, 2012

ENTERCOM COMMUNICATIONS CORP.

By:	/s/ Joseph M. Field
Name:	Joseph M. Field
Title:	Chairman
Date:	11/1/12

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